Exhibit 10.1

April 24, 2015

Stephen Lasota

Address of record at Cowen

Dear Steve:

This letter amendment (this “Amendment”) sets forth the mutual agreement between you and Cowen Group, Inc. (the “Company”) to amend your employment agreement, dated August 2, 2012 (your “Employment Agreement”).  This Amendment becomes effective when signed by you and the Company.

Specifically, your Employment Agreement is amended as follows:

•                                          Section 1(bb) is deleted.

•                                          Section 4(b) is deleted.

This Amendment does not amend any other terms of your Employment Agreement, all of which remain in full force and effect.   You acknowledge that this Amendment does not entitle you to terminate your employment for Good Reason under your Employment Agreement.

Sincerely,

By:

/s/ Peter A. Cohen
Peter A. Cohen
CEO

AGREED AND ACCEPTED:

Signed:	/s/ Stephen Lasota	April 24, 2015
	Stephen Lasota	Date